EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On May 7, 2013, Trulia, Inc. (“Trulia” or the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Market Leader, Inc. (“Market Leader”), and a wholly owned subsidiary of Trulia. Market Leader is a provider of software as a service based customer relationship management software for the real estate sector. On August 20, 2013 (the “Closing”), a wholly owned subsidiary of Trulia merged with and into Market Leader, and Market Leader continued as the surviving entity and a wholly owned subsidiary of Trulia.

At Closing, Trulia acquired all the outstanding shares of capital stock of Market Leader for 4,412,489 shares of Trulia’s common stock and $170.5 million in cash. Under the terms and conditions of the Merger Agreement, each outstanding share of Market Leader common stock was converted into the right to receive (a) $6.00 in cash, without interest, and subject to applicable withholding tax, and (b) 0.1553 of a share of the Company’s common stock, for a total purchase price of $372.7 million. This transaction is referred to herein as the merger. In connection with the merger, all of the outstanding stock options, stock appreciation rights and restricted stock units of Market Leader were converted into stock options, stock appreciation rights and restricted stock units, respectively, denominated in shares of Trulia’s common stock.

The terms of each assumed equity award were the same except that the number of shares subject to each equity award and the per share exercise price, if any, were adjusted by an exchange ratio formula set forth in the Merger Agreement. Additionally, Trulia elected to assume the remaining share reserve under Market Leader’s existing 2004 Equity Incentive Plan at the time of the Closing of the merger.

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of Trulia and Market Leader after giving effect to the merger using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2012 and the six months ended June 30, 2013 are presented as if the merger had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on June 30, 2013. The historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial data to give effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate audited historical financial statements of Trulia as of and for the year ended December 31, 2012, and the related notes, included in Trulia’s Annual Report on Form 10-K for the year ended December 31, 2102, filed with the Securities and Exchange Commission on March 4, 2013.

•	separate unaudited historical financial statements of Trulia as of and for the six months ended June 30, 2013, and the related notes, included in Trulia’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Securities and Exchange Commission on August 12, 2013.

•	separate audited historical financial statements of Market Leader as of and for the year ended December 31, 2012, and the related notes, included in Market Leader’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 15, 2013.

•	separate unaudited historical financial statements of Market Leader as of and for the six months ended June 30, 2013 and the related notes included in Market Leader’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the Securities and Exchange Commission on August 5, 2013.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

Pursuant to the acquisition method of accounting, the purchase price, calculated as described in Note 5 to the unaudited pro forma condensed combined financial statements, has been allocated to assets acquired and liabilities assumed based on their respective fair values. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data does not reflect any revenue enhancements or operating synergies that the combined company may achieve as a result of the merger or the costs to integrate the operations of Trulia and Market Leader or the costs necessary to achieve these revenue enhancements and operating synergies. There were no significant intercompany transactions between Trulia and Market Leader as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2013

	Historical
	Trulia, Inc. June 30, 2013	Market Leader, Inc. June 30, 2013	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215,740	$14,239	$(170,497	)(a)	$59,482
Short-term investments	—	6,998	—		6,998
Accounts receivable, net of allowance for doubtful accounts	10,042	1,175	—		11,217
Prepaid expenses and other current assets	1,472	1,050	1,284	(p)	3,806

Total current assets	227,254	23,462	(169,213)		81,503
Restricted cash	385	—	—		385
Property and equipment, net	9,172	5,782	(4,564	) (b)	10,390
Acquired intangible assets, net	—	6,235	117,199	(c)	123,434
Goodwill	2,155	1,861	252,708	(d)	256,724
Other assets	1,458	—	15,040	(c)(p)	16,498

TOTAL ASSETS	$240,424	$37,340	$211,170		$488,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$972	$844	$—		$1,816
Accrued liabilities	5,828	1,773	10,884	(e)	18,485
Accrued compensation and benefits	7,656	3,053	—		10,709
Deferred revenue, current portion	14,849	1,176	(1,176	)(f)	14,849
Deferred rent, current portion	589	70	(70	)(g)	589
Capital lease liability, current portion	70	—	29	(h)	99
Long-term debt, current portion	3,694	—	—		3,694
Other current liabilities	330	—	(330	)(p)	—

Total current liabilities	33,988	6,916	9,337		50,241
Deferred rent, net of current portion	237	—	—	(i)	237
Capital lease liability, net of current portion	—	—	2	(k)	2
Long-term debt, net of current portion	5,222	—	—		5,222
Stock appreciation right liability	—	2,750	(2,750	) (j)	—
Other long-term liabilities	20	74	17,327	(i)(k)	17,421

Total liabilities	39,467	9,740	23,916		73,123

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—		—
Common stock	—	79,897	(79,897	)(l)	—
Additional paid-in capital	252,475	—	202,167	(l)	454,642
Accumulated deficit	(51,518)	(52,297)	64,984	(m)	(38,831)

Total stockholders’ equity	200,957	27,600	187,254		415,811

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$240,424	$37,340	$211,170		$488,934

The accompanying notes are an integral part of this statement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2012

	Historical
	Trulia, Inc. For Year Ended December 31, 2012	Market Leader, Inc. For the Year Ended December 31, 2012	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(in thousands except per share data)
Revenue	$68,085	$44,988	$—		$113,073
Cost and operating expenses:
Cost of revenue (exclusive of amortization of product development cost)	9,999	—	17,733	(n)(o)	27,732
Technology and development	20,199	9,713	5,855	(n)(o)	35,767
Sales and marketing	33,747	28,989	3,882	(n)(o)	66,618
General and administrative	13,659	7,828	2,001	(n)(o)	23,488
Depreciation and amortization of property and equipment	—	2,901	(2,901	)(o)	—
Amortization of acquired intangible assets	—	3,319	(3,319	) (o)	—

Total cost and operating expenses	77,604	52,750	23,251		153,605

Loss from operations	(9,519)	(7,762)	(23,251)		(40,532)
Interest income	50	32	—		82
Interest expense	(1,016)	—	—		(1,016)
Change in fair value of warrant liability	(369)	—	—		(369)

Loss before provision for income taxes	(10,854)	(7,730)	(23,251)		(41,835)
Provision for income taxes	(67)	(54)	6,737	(s)	6,616

Loss from continuing operations before nonrecurring charges or credits directly attributable to the transaction	$(10,921)	$(7,784)	$(16,514)		$(35,219)

Net loss per share attributable to common stockholders, basic and diluted	$(0.87)	$(0.30)			$(2.08)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	12,538,769	25,944,196	4,412,489	(q)	16,951,258

The accompanying notes are an integral part of this statement.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2013

	Historical
	Trulia, Inc. For the Six Months Ended June 30, 2013	Market Leader, Inc. For the Six Months Ended June 30, 2013	Pro Forma Adjustments (See Note 6)		Pro Forma Combined
	(in thousands except per share data)
Revenue	$53,715	$26,610	$—		$80,325
Cost and operating expenses:
Cost of revenue (exclusive of amortization of product development cost)	7,624	—	8,967	(n)(o)	16,591
Technology and development	11,426	5,962	2,572	(n)(o)	19,960
Sales and marketing	25,595	17,083	(860	) (n)(o)	41,818
General and administrative	12,747	5,896	(2,708	) (n)(o)(r)	15,935
Depreciation of property and equipment	—	1,643	(1,643	)(o)	—
Amortization of acquired intangible assets	—	1,580	(1,580	)(o)	—

Total operating expenses	57,392	32,164	4,748		94,304

Loss from operations	(3,677)	(5,554)	(4,748)		(13,979)
Interest income	78	10	—		88
Interest expense	(453)	—	—		(453)

Loss before provision for income taxes	(4,052)	(5,544)	(4,748)		(14,344)
Provision for income taxes	(341)	(14)	—		(355)

Loss from continuing operations before nonrecurring charges or credits directly attributable to the transaction	$(4,393)	$(5,558)	$(4,748)		$(14,699)

Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$(0.21)			$(0.42)

Weighted-average shares used in computing net loss per share attributable to common stockholders basic and diluted	30,229,214	26,909,616	4,412,489	(q)	34,641,703

The accompanying notes are an integral part of this statement.

1. Description of Transaction

On May 7, 2013, Trulia entered into the Merger Agreement with Market Leader and a wholly owned subsidiary of Trulia. Market Leader is a provider of software-as-a-service-based customer relationship management software for the real estate sector. At the Closing on August 20, 2013, a wholly owned subsidiary of Trulia merged with and into Market Leader, and Market Leader continued as the surviving entity and a wholly owned subsidiary of Trulia.

At Closing, Trulia acquired all the outstanding shares of capital stock of Market Leader for 4,412,489 shares of Trulia’s common stock and $170.5 million in cash. Under the terms and conditions of the Merger Agreement, each outstanding share of Market Leader common stock was converted into the right to receive (a) $6.00 in cash, without interest, and subject to applicable withholding tax, and (b) 0.1553 of a share of the Company’s common stock, for a total purchase price of $372.7 million. In connection with the merger, all of the outstanding stock options, stock appreciation rights and restricted stock units of Market Leader were converted into stock options, stock appreciation rights and restricted stock units, respectively, denominated in shares of Trulia’s common stock. The terms of each assumed equity award were the same except that the number of shares subject to each equity award and the per share exercise price, if any, were adjusted by an exchange ratio formula set forth in the Merger Agreement. Additionally, Trulia elected to assume the remaining share reserve under Market Leader’s existing 2004 Equity Incentive Plan at the time of the Closing of the merger.

2. Basis of Presentation

The acquisition of Market Leader was accounted for in accordance with the acquisition method of accounting for business combinations with Trulia as the accounting acquirer. The unaudited pro forma condensed combined financial statements were based on the historical consolidated financial statements of Trulia and Market Leader after giving effect to the cash paid and the stock issued by Trulia to consummate the acquisition, as well as certain reclassifications and pro forma adjustments. In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed were recorded as of the completion of the merger, at their respective fair values, and added to those of Trulia. The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Trulia may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Trulia’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statements of operations because they will not have a continuing impact on the combined results. Total acquisition-related costs for Trulia and Market Leader were $6.1 million and $7.7 million, respectively.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of revenue enhancements or operating synergies expected to result from the Merger.

The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on June 30, 2013. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and year ended December 31, 2012 are presented as if the Merger had occurred on January 1, 2012.

3. Accounting Policies

Upon review of Market Leader accounting policies, Trulia is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies. However, certain allocations and reclassifications were made to Market Leader balances to conform to Trulia’s financial statement presentation, as described in the accompanying notes.

4. Consideration Transferred

The following is the consideration transferred to effect the acquisition of Market Leader (in thousands):

Purchase consideration:
Cash	$170,497
Fair value of 4,412,489 shares common stock transferred as consideration	189,296
Fair value of awards assumed by Trulia	12,871

Total purchase price	372,664

Portion of assumed stock options, restricted stock units, and stock appreciation rights that are unearned or otherwise subject to future service requirements and therefore will be expensed in the financial statements prospectively rather than included in the purchase accounting	13,860

Total purchase consideration	$386,524

5. Allocation of Purchase Price to Assets Acquired and Liabilities Assumed

The following is the summary of the assets acquired and the liabilities assumed by Trulia in the merger, reconciled to the purchase price transferred (in thousands):

Cash and cash equivalents	$14,239
Short-term Investments	6,998
Other identifiable tangible assets	3,685

Total tangible assets	24,922

Accounts payable	(844)
Accrued expenses and other current liabilities	(8,626)
Accrued compensation and benefits	(3,053)
Other identifiable liabilities	(17,404)

Total liabilities	(29,927)

Net acquired tangible assets	(5,005)

Identifiable intangible assets (i)	123,100
Goodwill	254,569

Total purchase price allocation	$372,664

(i)	As of the effective date of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. The estimated useful lives and fair values of the identifiable assets are as follows:

	Estimated Useful Life (in years)	Fair Value (in thousands)
Enterprise relationship	10	$29,000
Premium users	5	$15,200
Existing technology	7	$32,300
Tradenames/Trademarks/Domain Names	10 – 12	$42,900
Home/MLS data feeds	10	$3,700

		$123,100

(ii)	Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. Goodwill is not amortized.

6. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Allocation of Purchase Price to Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To record the cash portion of the merger consideration of $170.5 million.

(b)	To eliminate the net book value of Market Leader’s historical internally developed software intangible asset that is valued separately in the tickmark (c) below. Based on management’s assessment the estimated fair value of property and equipment obtained in the merger approximates Market Leader’s net book value of the assets. Also, in our assessment the estimated remaining useful lives approximate Market Leader’s historical useful lives.

(c)	To record intangible assets acquired in the merger, eliminate Market Leader’s historical intangible assets, and reclassify Trulia’s intangible asset balance from ‘other assets’ account to conform presentation (in thousands):

To record intangible assets acquired in the merger and to eliminate historical Market Leader intangible assets	$116,865
To reclassify Trulia’s intangible asset balance from ‘other assets’ for consistency of presentation	334

Total	$117,199

(d)	To eliminate Market Leader’s historical goodwill and record goodwill as a result of the merger.

(e)	To accrue Trulia’s and Market Leader’s transaction costs of $4.1 million and $6.5 million, respectively, and reclassify the current portion of capital lease liability to conform to Trulia’s presentation, as follows (in thousands):

To record estimated transaction costs	$10,623
To reclassify capital lease (current) from accrued expenses and other current liabilities to match Trulia’s presentation	(29)
To record estimated fair value of sales tax exposure that will be determinable during the measurement period	290

Total	$10,884

(f)	To fair value and write off Market Leader’s deferred revenue as the earnings process is complete and the associated incremental costs are not significant.

(g)	To eliminate the straight line rent liability related to operating leases, in accordance with purchase accounting guidance.

(h)	To reclassify Market Leader’s capital lease liability (current) as a separate line item to match to Trulia’s presentation (per tickmark (e) above).

(i)	To reclassify the non-current portion of deferred rent from other long –term liabilities to conform to Trulia’s presentation, and to eliminate the same straight line rent liability related to operating leases, in accordance with purchase accounting guidance.

(j)	To record fair value adjustment of the stock appreciation rights liability as of the acquisition date, and an adjustment related to management’s expectations of the manner in which the stock appreciation rights will be settled.

(k)	To eliminate Market Leader’s deferred tax liability related to prior acquisitions that arose from amortizing, for tax purposes, goodwill from business combination transactions prior to this Merger; to reclassify the non-current portions of deferred rent (eliminated in tickmark (i) above; to reclassify the non-current portions of capital lease liability; and record deferred tax liability related to the merger (see note “p”) (in thousands):

To reclassify the non-current portion of deferred rent from other long-term liabilities to a separate line item to match Trulia’s presentation (eliminated in item (i) above)	(22)
To reclassify the non-current portion of capital lease from other long-term liabilities to a separate line item to match Trulia’s presentation	(2)
To eliminate deferred tax liabilities related to Market Leader’s goodwill from prior acquisitions and to record additional deferred tax liability related to deferred revenue written off in purchase accounting	363
To record deferred tax liability related to the merger	16,988

Total	$17,327

(l)	To eliminate Market Leader’s common stock and additional paid-in capital of $79,897, to record the common shares issued as a portion of the merger consideration, at fair value less par, and to give effect to the remeasurement of the stock-based awards of Market Leader replaced by Trulia’s equivalent units, as follows (in thousands):

To record remeasurement of stock based awards	$12,871
To record additional paid-in capital and common stock related to Trulia shares issued in the acquisition	189,296

Total	$202,167

To remove Market Leader’s additional paid-in capital balance	$79,897

(m)	To eliminate Market Leader’s accumulated deficit of $52.3 million, reflect Trulia’s remaining transaction costs of $4.1 million, and record approximately $16.7 million of tax benefit estimated as a result of the merger (see note ‘p’).

To eliminate Market Leader’s accumulated deficit	$52,297
To record transaction costs	(4,060)
Tax benefit recorded as a result of the merger	16,747

Total	$64,984

(n)	To record amortization expense of the intangible assets acquired, eliminate amortization expense of Market Leader’s historical intangible assets, and record stock compensation expense for the assumed unvested stock-based awards that is to be recorded prospectively over the remaining weighted average service period of the awards of approximately 1.18 years (see Note 4), (in thousands):

	Year ended December 31, 2012	Six months ended June 30, 2013
Record amortization expense of the acquired intangibles:
Cost of revenue	$2,643	$1,322
Technology and development	2,954	1,477
Sales and marketing	7,879	3,939
General and administrative	1,348	674
Eliminate amortization expense of historical intangibles:
Cost of revenue	(592)	(282)
Technology and development	(661)	(315)
Sales and marketing	(1,764)	(839)
General and administrative	(302)	(144)
Record amortization of the fair value portion of the assumed stock-based awards that is to be recorded prospectively:
Cost of revenue	2,095	377
Technology and development	2,341	422
Sales and marketing	6,242	1,124
General and administrative	1,068	192

(o)	To reclassify certain Market Leader marketing and technology costs, such as credit card fees, affiliate commissions, website hosting fees, lead generation expenses, media advertising, customer service and training costs, as cost of revenue; and reclassify internally developed software amortization as technology expense, to conform with Trulia’s presentation. Additionally, to reallocate certain corporate level costs, such as facilities rent, IT helpdesk and depreciation and amortization, in accordance with Trulia’s overhead allocation methodology. The following is the impact on each account from these reclassifications (in thousands):

	Year ended December 31, 2012	Six Months ended June 30, 2013
Reclassification adjustments:
Cost of revenue	$14,228	$7,895
Technology and development	936	726
Sales and marketing	(12,628)	(7,393)
Depreciation	(2,536)	(1,228)

Re-allocation adjustment:
Cost of Revenue	(641)	(345)
Technology and development	285	262
Sales and marketing	4,153	2,309
General and administrative	(113)	(231)
Depreciation	(365)	(415)
Amortization	(3,319)	(1,580)

(p)	To record Market Leader’s deferred tax liabilities associated with the intangibles, and acquired deferred tax assets based on June 30, 2013 balances assuming there are no material deferred tax asset or liability changes as a result of the fair value adjustments; to release Trulia’s valuation allowance based on June 30, 2013 deferred tax asset balances given the deferred tax liabilities associated with the acquired intangibles provide a source of future taxable income that supports the recognition of Trulia’s existing deferred tax assets (in thousands):

Record current deferred tax asset	$1,284
Eliminate current deferred tax liability	330
Record non-current deferred tax asset to other assets	15,374
Record deferred tax liability, to other long-term liabilities	(16,988)
Goodwill	16,747

Estimated tax benefit	$16,747

(q)	Relates to the number of additional shares of common stock issued in relation to the merger, assuming for the purposes of these condensed combined pro-forma statements of operation that the merger closing date was January 1, 2012.

(r)	To eliminate Market Leader’s and Trulia’s transaction costs of $1.2 million and $2.0 million, respectively, incurred and recorded in the six months ending June 30, 2013.

(s)	To record tax benefit related to the 2012 combined loss up to the net deferred tax liabilities of the combined company in the first post-combination year, assuming the merger occurred on January 1, 2012. No tax benefit is recorded in the pro-forma statement of operation for the six months ended June 30, 2013 due to uncertainty of realization of the combined company’s deferred tax assets.

CERTAIN HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following tables for the year ended December 31, 2012 and the six month period ended June 30, 2013 summarize selected unaudited per share data for (i) Trulia and Market Leader on an historical basis, (ii) Trulia on a pro forma combined basis giving effect to the merger using the acquisition method of accounting and (iii) Market Leader on a pro forma equivalent basis based on the exchange ratio of 0.1553 of a share of Trulia common stock per share of Market Leader common stock, excluding the benefit to Market Leader shareholders of the cash component of the merger consideration. It has been assumed for purposes of the pro forma combined financial information provided below that the merger was completed on January 1, 2012 for earnings per share purposes, and on December 31, 2012 for book value per share purposes.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. Neither Trulia nor Market Leader declared any cash dividends related to their respective common stock during the periods presented.

The following information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this proxy statement/prospectus.

Year Ended December 31, 2012

	Trulia		Market Leader
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
Loss per share(2)
Basic	$(0.87)	$(2.08)	$(0.30)	$(0.05)
Diluted	$(0.87)	$(2.08)	$(0.30)	$(0.05)
Book value per share of common stock(3)	$3.14	$13.01	$1.18	$0.18

Six Months Ended June 30, 2013

	Trulia		Market Leader
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
Loss per share(2)
Basic	$(0.14)	$(0.42)	$(0.21)	$(0.03)
Diluted	$(0.14)	$(0.42)	$(0.21)	$(0.03)
Book value per share of common stock(3)	$6.22	$11.33	$1.01	$0.16

(1)	Market Leader pro forma equivalent amounts are calculated by multiplying Market Leader’s historical per share amounts by the exchange ratio of 0.1553. Does not reflect the $6.00 cash component of the merger consideration.
(2)	The Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2012 and the six months ended June 30, 2013, as applicable, was prepared by combining Trulia’s historical consolidated statement of operations and Market Leader’s historical consolidated statement of operations adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing effect on combined results.
(3)	Historical book value per share is computed by dividing common shareholders’ equity by the number of Trulia or Market Leader common stock outstanding, as applicable. Pro forma combined book value per share is computed by dividing pro forma common shareholders’ equity by the pro forma number of shares of Trulia common stock that would have been outstanding as of December 31, 2012 or June 30, 2013, as applicable.